                   RETIREMENT AND CONSULTING AGREEMENT

     This Retirement and Consulting Agreement ("Agreement") is entered into by and between George L. Mazanec, an individual residing in Houston, Texas, (hereinafter "Mazanec") and PanEnergy Corp, a Delaware corporation, on July 19, 1996. For purposes of this Agreement, the term "PanEnergy" refers, collectively, to PanEnergy Corp and all its subsidiaries and other affiliates, including, but not limited to, Texas Eastern Transmission Corporation, Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Algonquin Energy, Inc., and PanEnergy International Development Corporation.

                                RECITALS

     WHEREAS, Mazanec was employed by PanEnergy pursuant to an employment agreement dated November 1, 1989, as amended ("1989 Agreement");

     WHEREAS, PanEnergy owns and operates natural gas transmission pipelines, gathering facilities, gas processing plants, and liquified natural gas plants and has ownership interests in a petroleum product pipeline, a methanol plant and other integrated energy projects.

     WHEREAS, during the course of Mazanec's employment with PanEnergy, Mazanec had access to and became acquainted with PanEnergy's trade secrets and confidential and proprietary information and materials, including but not limited to marketing plans and strategies;

     WHEREAS, during the course of Mazanec's employment with PanEnergy, Mazanec was aware that the confidentiality of PanEnergy's trade secrets and confidential and proprietary information was required to be maintained by PanEnergy's employees;

     WHEREAS, during the course of Mazanec's employment with PanEnergy, Mazanec was aware that PanEnergy's marketing plans and business strategies were subject to restricted use and disclosure;

     WHEREAS, during the course of Mazanec's employment with PanEnergy, PanEnergy took steps to protect its trade secrets and confidential and proprietary information;

     WHEREAS, Mazanec recognizes that PanEnergy's business and goodwill are dependent upon PanEnergy's trade secrets and confidential and proprietary information;

     WHEREAS, PanEnergy will sustain great loss and damage if Mazanec discloses, utilizes or causes to be disclosed or utilized PanEnergy's trade secrets and/or confidential and proprietary information to third parties or for Mazanec's own benefit;

     WHEREAS, Mazanec is not otherwise entitled to the sums being paid under this Agreement, except as provided herein;






     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth below, the parties to this Agreement agree as follows:

     1. Term of Employment. (a) Mazanec shall from November 1, 1996 through and including August 31, 1997 remain an employee of PanEnergy. As of January 1, 1997, Mazanec shall relinquish his position as Vice Chairman of PanEnergy Corp and shall resign as a Director of PanEnergy Corp, and, from January 1, 1997 through and including August 31, 1997, Mazanec shall act in the capacity of advisor to the President and Chief Executive Officer of PanEnergy Corp.

     (b) During the period from November 1, 1996 through December 31,
1996, Mazanec shall receive his regular base salary of Sixteen Thousand Two Hundred Fifty and No/100ths Dollars ($16,250.00) per semi-monthly pay period, payable in accordance with PanEnergy's customary practices, and shall remain a participant in PanEnergy Corp's Annual Cash Bonus Plan for 1996, in connection with which any earned bonus shall be paid in 1997.

     (c) If not previously paid, the supplemental retirement benefit provided under paragraph 2.5 of the 1989 Agreement, consisting of Seven Hundred Fifty Thousand Dollars ($750,000.00) and accumulated interest thereon of Five Hundred Sixty-Six Thousand Thirty Dollars and Eighty Cents ($566,030.80), shall be paid to Mazanec in a lump sum on January 2, 1997, notwithstanding the continuation of Mazanec's employment pursuant to this Agreement and, provided, that the amount of such payment shall not be taken into account in determining the amount of any other benefit or payment to which Mazanec may be entitled under any other compensation or benefit plan, program or arrangement, including, but not limited to, PanEnergy Corp's 1990 or 1994 Long Term Incentive, Retirement Income, Key Executive Retirement Benefit Equalization, Employees' Savings or, Key Executive Deferred Compensation Plan. Except as otherwise specifically provided herein, on and after November 1, 1996, this Agreement shall supersede the 1989 Agreement.

     (d) Effective January 1, 1997, and until the termination of his employment on August 31, 1997, Mazanec's salary shall become Ten Thousand and No/100ths Dollars ($10,000.00) per semi-monthly pay period, payable in accordance with PanEnergy's customary practices.

     (e) Except for the accumulated interest portion of the supplemental retirement benefit referred to in clause (c) of this paragraph 1, all amounts payable under this paragraph 1 shall be considered wages and shall be subject to withholding for taxes and for any other lawful purpose.

     (f) During the period from November 1, 1996 through August 31, 1997, Mazanec shall be eligible to participate in PanEnergy's employee benefit plans under the same terms as similarly situated employees of PanEnergy, except, that for the period from November 1, 1996 through December 31, 1996, to the extent more favorable to Mazanec, as otherwise provided in the 1989 Agreement. Furthermore, certain provisions of the 1989 Agreement respecting (i) the Texas Eastern Executive Service Supplement Plan, (ii) vacation, and (iii) financial, legal and tax counselling shall continue in effect through August 31, 1997 under this Agreement. Effective September 1, 1997, Mazanec shall retire from PanEnergy employment and become eligible for such retirement benefits as are generally available to similarly situated retirees, including retiree life and medical benefit coverages, subject to the terms and conditions of the respective benefit plan.


     2. Consulting Services. (a) Effective September 1, 1997, Mazanec shall become a consultant and shall perform consulting services for PanEnergy through December 31, 1998, for a retainer of Twenty Thousand Eight Hundred Thirty-Three and 33/100ths Dollars ($20,833.33) per month, payable on the 15th day of each month. In exchange for the compensation specified in this paragraph 2, Mazanec shall perform consulting services for PanEnergy for as many as one hundred eighty (180) days during the sixteen consecutive month period commencing September 1, 1997. In the event Mazanec performs consulting services for more than 180 days during such period, or for more than twelve (12) days during any calendar month during such period, PanEnergy shall, upon receipt of an appropriate invoice, compensate Mazanec for the additional days at the rate of Two Thousand and No/100ths Dollars ($2,000) per day.

     (b) During the period from September 1, 1997 through December 31, 1998, Mazanec shall advise and assist PanEnergy concerning regulatory matters, marketing and customer relations, business strategy and such other matters which may arise that PanEnergy determines require Mazanec's experience and knowledge.

     (c) During the period from September 1, 1997 through December 31, 1998, Mazanec shall be an independent contractor and, as such, shall control the detail, manner and means of providing consulting services pursuant to this Agreement. Accordingly, Mazanec shall not be required to work any particular schedule, but shall use his best efforts to meet PanEnergy's deadlines. Further, Mazanec shall not, within reason, be required to work at any particular location. However, PanEnergy shall provide reasonable and sufficient office space and clerical and office services support when Mazanec's presence is required at PanEnergy offices. Mazanec shall be responsible for payment of all taxes, including federal, state and local taxes, arising from his receipt of compensation specified in this paragraph 2 under the terms of this Agreement and, during the period from September 1, 1997 through December 31, 1998, Mazanec shall not be eligible to participate in any benefit or compensation plan, practice or arrangement that PanEnergy provides its employees. Subject to the prior approval of the President and Chief Executive Officer of PanEnergy Corp or his designee and upon receipt of proper documentation, PanEnergy shall reimburse Mazanec for any reasonable expenses incurred in connection with consulting services performed under this Agreement. Mazanec shall be entitled to utilize first class commercial air travel. In order to minimize its costs, PanEnergy encourages, but does not require, Mazanec to utilize PanEnergy's travel department in arranging any travel where the costs and expenses of which would otherwise be reimbursable under this Agreement.














     3. Death or Disability. In the event of Mazanec's death or disability during the term of employment described in clause (a) of paragraph 1 of this Agreement, PanEnergy's obligation to pay base salary as described in clause (b) or (c) of paragraph 1 of this Agreement, whichever is then applicable, shall end with its prorated payment thereof for the semi-monthly pay period during which such death or disability occurs. In the event of Mazanec's death or disability during the period for which he is to perform consulting services as described in clause (a) of paragraph 2 of this Agreement, PanEnergy's obligation to pay the monthly retainer described in clause (a) of paragraph 2 of this Agreement shall end with its payment thereof for the month during which such death or disability occurred.

     4. Non-Disclosure Agreement. As a part of the consideration for the compensation provided in this Agreement and for the other covenants made by PanEnergy in this Agreement, Mazanec shall hold in a fiduciary capacity for the benefit of PanEnergy all of PanEnergy's trade secrets and confidential and proprietary information. Mazanec shall not, without the prior written consent of PanEnergy Corp, at any time (whether before, on or after December 31, 1998) following the termination of Mazanec's employment with PanEnergy, utilize or communicate or divulge to anyone other than PanEnergy and those designated by it, any of PanEnergy's trade secrets and confidential and proprietary information. Mazanec shall provide PanEnergy with prompt notice of any subsequent employment, including, but not limited to, the name and address of any subsequent employer and the title and duties of Mazanec's position therewith so that PanEnergy can take whatever steps it deems appropriate in order to protect its interests under this Agreement. Mazanec understands that PanEnergy can sue Mazanec and/or any of Mazanec's future employers for tortious interference with PanEnergy's contracts, interference with PanEnergy's prospective business relations, and/or misappropriation of PanEnergy's trade secrets or confidential and proprietary information. Except with respect to the monthly retainer described in clause (a) of paragraph 2 of this Agreement, in no event shall an asserted violation of the provisions of this paragraph 4 constitute a basis for deferring or withholding any amounts otherwise payable to Mazanec under this Agreement.

     The prohibition against Mazanec's use of PanEnergy's trade secrets and confidential and proprietary information, other than for the benefit of PanEnergy, includes, but is not limited to, (a) the exploitation of any products or services that embody or are derived from PanEnergy's trade secrets or confidential and proprietary information, and (b) the exercise of judgment or the performance of analysis based upon knowledge of PanEnergy's trade secrets and confidential and proprietary information. Mazanec represents, warrants and agrees that Mazanec has no proprietary or ownership rights or title to any of PanEnergy's trade secrets or confidential and proprietary information and no legal right to use, disclose, disseminate, or publish any of PanEnergy's trade secrets or confidential and proprietary information in any locality.









     5.  Definition of Confidential Material.     PanEnergy's "trade secrets"
and "confidential and proprietary information" include, but are not limited to, any and all memoranda, software, data bases, computer programs, interface systems, pricing and client information, and records pertaining to PanEnergy's methods or practices of doing business and marketing its services and products, whether or not developed or prepared by Mazanec during the term of his employment with PanEnergy or in connection with his providing consulting service to PanEnergy. PanEnergy's trade secrets and confidential and proprietary information also includes "writing" or "writings" which shall mean and include all works, expressed in words, numbers or other verbal or numerical symbols, regardless of the physical manner in which they are embodied, including, but not limited, to books, articles, manuscripts, memoranda, computer programs, computer software systems, maps, charts, diagrams, technical drawings, manuals, video and audio tape recordings, and photographs, whether or not developed or prepared by Mazanec during the term of his employment with PanEnergy or in connection with his providing consulting services to PanEnergy.
PanEnergy's trade secrets and confidential and proprietary information shall mean any information or material not generally known to the public (other than by act of Mazanec or his representatives in breach of this Agreement) which gives the holder thereof an opportunity to obtain an advantage over competitors without knowledge of such information.

     6. Non-Compete Covenants. (a) In order to protect and safeguard PanEnergy's trade secrets and confidential information, and also PanEnergy's goodwill with its customers, during the period beginning November 1, 1996 and ending December 31, 1998, Mazanec will not, within a 50 mile radius of any location where PanEnergy had an office at any time during such period or of any location where a customer of PanEnergy (which is a customer at any time during such period), had an office at any time during such period, directly or indirectly and without the prior written consent of PanEnergy Corp, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a competitor of PanEnergy, as hereafter defined, or any business which is such a customer. For purposes of this Agreement, a "competitor" of PanEnergy is any entity, including without limitation, a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in the transportation, purchase, brokering, marketing, or trading of natural gas or other energy products or services.

     (b) The terms of this paragraph 6 shall not apply to (i) Mazanec's present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed 2% of the total outstanding shares of such company, (ii) Mazanec's employment with a competitor of PanEnergy provided such employment is limited to areas unrelated to the transportation, purchase, brokering, marketing or trading of natural gas or other energy products or services, or (iii) Mazanec's engagement in or interest in any business with the prior written consent of PanEnergy Corp.






     (c) For a period of one (1) year after the expiration or termination of this Agreement for any reason, Mazanec shall not induce or otherwise entice any employee of PanEnergy to leave PanEnergy, nor shall Mazanec attempt to hire any of PanEnergy's employees.

     (d) The foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of PanEnergy.

     7. Obligations, Enforcement. Except as otherwise provided in paragraph 4 of this Agreement, PanEnergy's obligation to make the payments provided for in this Agreement shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which PanEnergy may have against Mazanec or others. In no event shall Mazanec be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement. PanEnergy shall pay, or promptly reimburse Mazanec, for all legal fees and expenses reasonably incurred by Mazanec in connection with Mazanec's successful enforcement of this Agreement or the 1989 Agreement.

     8. Binding Consideration. Mazanec understands, represents, warrants and agrees that the consideration provided under this Agreement is in addition to anything of value to which he is entitled and that PanEnergy has no contractual obligation or legal duty to pay Mazanec severance compensation or wages in lieu of notice of termination.

     9. Binding Agreement. This Agreement is and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and assigns. Mazanec represents, warrants and agrees that he has read, understands and intends to be bound by this Agreement and its recitals, terms, conditions and representations. Paul Anderson, President & Chief Executive Officer of PanEnergy Corp, who executes this Agreement on behalf of PanEnergy Corp, represents and warrants that he has all necessary power and authority to do so.

     10. Miscellaneous. (a) This Agreement contains and states the entire agreement of the parties hereto and, except as otherwise provided in clauses (c) and (f) of paragraph 1 of this Agreement, supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement has no effect upon any awards under PanEnergy Corp's 1990 or 1994 Long Term Incentive Plans or, except as otherwise provided in clauses (c) and (f) of paragraph 1 of this Agreement, upon entitlements under the Texas Eastern Deferred Income Plan, the Texas Eastern Executive Service Supplement Plan, PanEnergy Corp's Key Executive Deferred Compensation Plan or PanEnergy Corp's Key Executive Retirement Benefit Equalization Plan.

     (b) The term "affiliate" as used in this Agreement with respect to a party, means any individual or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such party.





     (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Mazanec:
          George L. Mazanec
          302 Fall River Court
          Houston, TX  77024

          If to PanEnergy:
          PanEnergy Corp
          5400 Westheimer Court
          Houston, TX  77056
          Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.


     (d) This Agreement shall be governed by the laws of the State of Texas and may be amended or modified only by written agreement signed by both parties.

     (e) The obligations of Mazanec hereunder are personal and cannot be assigned.

     (f) The invalidity or unenforceability of any provision shall not affect the validity and enforceability of the remainder of this Agreement.

     (g) The headings in this Agreement are not part of the provisions hereof and shall have no force or effect.

     (h) Except as otherwise provided herein, this Agreement shall terminate on December 31, 1998.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written


GEORGE L. MAZANEC


___________________________________

PANENERGY CORP

By:________________________________
      Paul M. Anderson

Its: President and Chief Executive Officer